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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Date of Report: February 22, 2007


                               Simtek Corporation
               (Exact Name of Registrant as Specified in Charter)


          Delaware                    0-19027                   84-1057605
(State or other jurisdiction        (Commission                (IRS Employer
     of incorporation)              File Number)             Identification No.)



              4250 Buckingham Dr. #100, Colorado Springs, CO 80907
                    (Address of Principal Executive Offices)



                                 (719) 531-9444
              (Registrant's telephone number, including area code)



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))




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Item 2.02  Results of Operations and Financial Condition.

     On February 22, 2007, Simtek Corporation (the "Company") issued a press release titled, "Simtek Reports Positive Net Income for Fourth Quarter and Ex-Item Profit for Fiscal Year 2006".

Following is a summary of the financial results:

     Total revenue for the fourth quarter was $9.7 million and for the full year was $30.6 million. The quarter and year to date figures include $552 thousand and $2 million of royalty revenue. Product sales, representing semiconductor devices shipped to customers, for the fourth quarter of $9.1 million compare to $2.8 million for the 4th quarter of 2005, an increase of 227%. Unit selling prices for our highest volume products increased slightly during the 4th quarter from the 3rd quarter. For the year ended December 31, 2006, product sales were $28.6 million compared to $10.4 million in the 2005, an increase of 175%. For 2005, the pro-forma combined revenue for Simtek and the former ZMD business was $18.1 million, so compared to the pro-forma combined numbers, product sales increased 58% in 2006.

     New orders booked in 2006 were $35.2 million, resulting in a book to bill ratio of 1.23 for the year.

     Cost of sales for the 4th quarter was $5 million resulting in a product gross margin of 45% compared to 40% in the 3rd quarter, 29% in the 2nd quarter and 27% in the first quarter of 2006. For the year, cost of sales was $18 million and the product gross margin was 37%. Gross margin for 2005 stood at 27%. Margins for the period were helped by price increases on our high volume 256K products; reduced costs on the 1 megabit device; and the benefit of moving final testing of our highest volume 256K devices to Asia. The cost of the 1 megabit commercial product has been reduced nearly 30% since December 2005. We expect to see additional margin improvements in 2006 as we continue to transfer probe and final testing offshore and unit volume of 1 megabit continue to increase.

     Research and development expenses, which are the key to our future growth, for the 4th quarter were $1.3 million compared to $1.7 million in the 4th quarter 2005. For the year, research and development expenses were $5.9 million compared to $6.4 million for 2005. The 2006 amount reflects continued development of the 4 megabit and 130 nanometer process with Cypress and the addition of our engineering team in Dresden. The 2005 R&D expenses included approximately $1.2 million related to final development and fixing of the quarter micron products.

     Selling, General and Administrative expenses were $2.7 million for the 4th quarter 2006 compared to $800 thousand in the 2005 quarter. For the year, selling, general and administrative expenses are $8.5 million compared to $3.8 million in 2005. The expenses in the 2006 periods include considerably higher commissions to the sales team based on nearly triple the revenue. They also include the amortization of the non-compete agreement with ZMD of $445 thousand for the quarter and $1.8 million for the year. The expenses in the 2006 periods also include non-cash expense related to employee stock options of $94,000 and $382,000 for the quarter and year to date periods. Both the fourth quarter and full year amounts include approximately $535 thousand for executive incentive compensation. In addition, we incurred approximately $659,000 and $1.4 million in the respective 2006 periods for SG&A expenses in the new Simtek GMBH subsidiary, as we continue to build our European business.




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     Net Income from Continuing Operations, on a GAAP basis, was $598 thousand or $0.04 cents per share for the fourth quarter 2006 compared to a loss of $1.8 million or ($0.25) cents per share last year. On a GAAP basis, the year to date net loss from continuing operations is $2.0 million or ($0.13) cents per share compared to $7.5 million or ($1.09) per share in 2005. Excluding the effect of the amortization of the non-compete agreement with ZMD and the expenses associated with employee stock options, the ex-item or non-GAAP net income for the 4th quarter was $1.2 million or $0.07 cents per share and the year to date ex-item profit was $319 thousand or $0.02 cents per share. The ex-item results represent an improvement from the losses reported in the 2005 periods of $3.0 million and $7.8 million, respectively.

     The full text of the press release is attached as Exhibit 99.1 to this Form 8-K Current Report.

Item 9.01:  Financial Statements and Exhibits

     (d)  Exhibits

         Exhibit Number   Description
         --------------   -----------

             99.1 Press Release, dated February 22, 2007, titled "Simtek Reports Positive Net Income for Fourth Quarter and Ex-Item Profit for Fiscal Year 2006".




































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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      SIMTEK CORPORATION


                                      By: /s/Brian Alleman
                                          --------------------------------------
                                          Brian Alleman, Chief Financial Officer


February 22, 2007
































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                                  EXHIBIT INDEX


Exhibit Number      Description
--------------      -----------

    99.1 Press Release, dated February 22, 2007, titled "Simtek Reports Positive Net Income for Fourth Quarter and Ex-Item Profit for Fiscal Year 2006".








































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